Health Insurance Innovations, Inc. Extends President and CEO Gavin Southwell’s Contract Through 2024

Tampa, FL – January 2, 2019 – Health Insurance Innovations, Inc. (NASDAQ:HIIQ), a leading cloud-based technology platform and distributor of affordable individual and family health insurance and supplemental plans, today announced an amended employment agreement with President and Chief Executive Officer Gavin Southwell to extend the term of his employment agreement an additional five years, through 2024.

“The Board of Directors is delighted that Gavin has agreed to extend his employment agreement for another five years,” said Paul Gabos, the Company’s Chairman of the Board.  “Since becoming CEO, Gavin has transformed the company and led the effort to focus on providing an outstanding experience for health insurance consumers utilizing our scalable technology while driving top-line revenue and earnings. Gavin has consistently improved our regulatory infrastructure and has positioned the company for a successful future.”

Since Mr. Southwell joined HIIQ in 2016, the Company has delivered a total shareholder return of 574%, well ahead of both the S&P 500 and the average return of the Company’s peers. Additionally, during his tenure, HIIQ has seen revenue growth of 30% year-over-year while adjusted EBITDA has grown at a faster rate of 54%. In connection with the extension of Mr. Southwell’s employment agreement, Mr. Southwell was awarded an additional restricted stock award grant that vests based on performance targets that require continued growth over the next five years.

Led by Mr. Southwell, HIIQ has developed its next generation platform, called MyBenefitsKeeperTM. The new platform is positioned to provide an even more seamless and enjoyable consumer experience with the ability for policyholders to purchase and manage all of their policies in one place and enabling HIIQ to broaden its product offering and ability to meet consumer demand. HIIQ was also named in August 2018 as number one on Fortune’s list of 100 Fastest Growing Companies in 2018 based on growth in revenues, profits, and stock returns over the past three years.

Mr. Gabos continued, “More importantly, Gavin has developed and is executing the correct long-term strategy for our company in a changing health insurance landscape by integrating technology and innovation to efficiently provide access to affordable health care for consumers who would otherwise not have access, and also offering unique product designs that maximize our ability to capture expanded market share-- all while delivering an unmatched consumer experience. We are very fortunate to have Gavin at the helm as we move forward with a strategy that best positions HIIQ for sustainable success into the future.”

“Leading this great company is a tremendous privilege, and I am honored to have been asked to continue serving as President and CEO through 2024,” Mr. Southwell said. “Even with the success the Company has achieved, I look forward to continuing to build on our strategy for providing an outstanding consumer experience with continued growth. I believe that we are just getting started. We work closely with state and federal regulators for the benefit of consumers, and I have been asked to be a subject matter expert participant for the Health and Human Services (HHS) Deputy Secretary’s Innovation and Investment Committee. I am encouraged by this opportunity and look forward to providing my views on ways to accelerate innovation and investment in healthcare.”

Details of Mr. Southwell’s amended employment agreement and associated equity award will be included in a Form 8-K filed today.

About Health Insurance Innovations, Inc. (HIIQ)

Health Insurance Innovations, Inc. (HIIQ) is a market leading cloud-based technology platform and distributor of innovative health insurance products that are affordable and meet the needs of health insurance plan consumers. HIIQ helps develop insurance products through our relationships with best-in-class insurance companies and markets them via its broad distribution network of third party licensed insurance agents across the nation, its call center network and its unique online capability. Additional information about HIIQ can be found at HiiQuote.com. HIIQ’s Consumer Division includes AgileHealthInsurance.com, a website for researching, comparing and purchasing short-term health insurance products online, and HealthPocket.com, a free website that compares and ranks all health insurance plans and uses objective data to publish unbiased health insurance market analyses and other consumer advocacy research.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans and projections regarding new markets, products, services, growth strategies, anticipated trends in our business and anticipated changes and developments in the United States health insurance system and laws. Forward-looking statements are based on our current assumptions, expectations and beliefs and are generally identifiable by use of words “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or similar expressions and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements. These risks and uncertainties include, among other things, our ability to maintain relationships and develop new relationships with health insurance carriers and distributors, our ability to retain consumers on our platform, the demand for products offered through our platform, state regulatory oversight and examinations of us and our carriers and distributors, legal and regulatory compliance by our carriers and distributors, the amount of commissions paid to us or changes in health insurance plan pricing practices, competition, and changes and developments in the United States health insurance system and laws and our ability to adapt to them. These and other risk factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements are discussed in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC), as well as other documents that may be filed by us from time to time with the Securities and Exchange Commission, which are available at www.sec.gov. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. You should not rely on any forward-looking statement as representing our views in the future. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Health Insurance Innovations, Inc.:

Michael Hershberger

Chief Financial Officer

(813) 397-1187

mhershberger@hiiquote.com

Investor Contact:

John Evans

PIR Communications

(415) 309-0230

john@petrusir.com